Exhibit 99.1

For Release July 26, 2004 – 6:00 a.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES 2004 SECOND QUARTER EARNINGS

Spokane, Washington, July 26, 2004 – Sterling Financial Corporation (NASDAQ:STSA) today announced core earnings of $13.53 million, or $0.59 per diluted share, for the quarter ended June 30, 2004.  This compares with core earnings of $8.5 million, or $0.51 per diluted share, for the quarter ended June 30, 2003.  Core earnings exclude merger and acquisition costs, net gains on sales of securities, and a charge for costs related to early repayment of debt, net of tax.  Earnings excluding these items were $13.48 million, or $0.58 per diluted share, for the first quarter of 2004.  This compares with earnings of $9.5 million, or $0.57 per diluted share, for the prior year’s comparable quarter.

Core earnings for the six months ended June 30, 2004, were $26.5 million, or $1.15 per diluted share, which compares with core earnings of $16.4 million, or $1.02 per diluted share, for last year’s comparable six-month period.  Earnings excluding the core earnings adjustments for the six months ended June 30, 2004 were $25.5 million, or $1.10 per diluted share, compared to $17.3 million, or $1.08 per diluted share for the prior year’s comparable period.  Earnings for both the three- and six-month periods ended June 30, 2004, reflect continued increases in net interest income and other income that were primarily due to the completion of the merger of Klamath First Bancorp, Inc., (“Klamath”) into Sterling earlier in the year.

Harold B. Gilkey, chairman and CEO, said, “We are extremely pleased with the results of the second quarter which keep Sterling on its profitability trend line for 2004.  Our core earnings for the quarter increased 59% from last year’s second quarter and highlight the success of our business plan.”

Gilkey commented further, “Improved performance of Sterling’s key business lines – retail banking, corporate banking and business banking – contributed to the quarter’s results.  We have successfully integrated the new branches acquired from the Klamath merger to now focus on production.  The new branches have achieved notable performance as reflected by the growth in deposits and the significant increase in consumer loans.”

A reconciliation of reported earnings and earnings per share has been provided in Exhibit A.  Management believes that this presentation of non-GAAP core earnings numbers provides useful information to investors regarding the company’s financial condition and results of operations, as core earnings are widely used for comparison purposes in the financial services industry.

SECOND QUARTER HIGHLIGHTS

•      Core earnings were $13.5 million, or $0.59 per diluted share, for the quarter ended June 30, 2004, compared to $8.5 million, or $0.51 per diluted share, for the same period in 2003, a 16% increase on a per share basis.

•      Earnings per diluted share were $0.58 for the quarter ended June 30, 2004, compared to $0.57 per diluted share for the same period in 2003.

•      Return on average tangible equity was 18.9% compared to 19.3% for the comparable quarter last year.

•      Return on average equity was 12.4% for the quarter ended June 30, 2004, compared to 15.5% for the same period in 2003.

•      Net interest income increased 62% over the second quarter of 2003.

•      Total deposits increased 12% on an annualized basis over the first quarter of 2004.

•      Record total loan originations increased 19% over the second quarter of 2003.

•      Nonperforming assets to total assets decreased to 27 basis points from 77 basis points at June 30, 2003.

•      Sterling paid a 10% stock dividend effective May 28, 2004.

Gilkey continued, “Our commitment to Hometown Helpful® service is the foundation of our healthy revenue growth.  A good balance of net interest income and fee income, coupled with improved credit quality has also contributed to a strong bottom line.”

OPERATING RESULTS

Net Interest Income

Most revenue and expense categories show significant increases over the comparable prior year as a result of our recent merger with Klamath.  Sterling reported net interest income of $48.7 million for the three months ended June 30, 2004, compared to $30.0 million for the same period in the prior year.  The increase over the comparable period in 2003 was primarily due to a volume increase of $2.13 billion in average earning assets.  The increase in average earning assets was primarily due to the recent merger.  However, Sterling generated 22% of the growth in average earning assets without taking the merger into consideration.  Net interest income for the six months ended June 30, 2004, was $94.4 million, which compares with net interest income of $58.6 million for the first six months of last year.  The increase for the first six months was also due to a volume increase in interest earning assets.

Sterling’s net interest margin of 3.40% for the second quarter of 2004 showed an increase of 9 basis points over last year’s comparable period.  Sterling’s net interest margin also increased 7 basis points over the first quarter of 2004.  Net interest margin for the six months ended June 30, 2004, was 3.36%, which represented a modest increase from 3.33% for the comparable 2003 period.

Other Income

Total other income was $11.8 million for the three-month period ended June 30, 2004, compared to $9.7 million for the same period one year ago.  This is primarily due to an increase in fees and service charge income.  Total other income was $24.7 million for the six months ended June 30, 2004, compared to $16.8 million for the same period one year ago.  This increase is primarily due to an increase in the volume of Sterling’s transaction accounts following the recent merger.

Fees and service charge income increased by 71% to $8.4 million for the quarter from $4.9 million in the same period one year ago.  Fees and service charge income was $16.7 million and $9.2 million for the six months ended June 30, 2004 and 2003, respectively, an increase of 82%.  These increases were primarily due to an increase in transaction account fees, fees from cash management services and an increase in the number of accounts.  The total number of transaction accounts as of June 30, 2004, was approximately 146,000, a 74% increase over the comparable period last year.  This increase was mainly due to the recent merger and the addition of new branches in the first quarter.  The total number of business checking accounts nearly doubled from the same period last year to nearly 100,000 accounts.

Income from mortgage banking operations for the quarter was $1.8 million, compared with $2.5 million for the prior year’s comparable quarter.  For the six months ended June 30, 2004, income from mortgage banking operations was $3.0 million, compared with $4.7 million for the same period in 2003.  The decreases were primarily due to an industry wide slowdown in residential refinancing activity.  While the mix of Sterling’s income from mortgage banking operations (“MBO”) has historically been weighted toward residential lending, Sterling’s MBO this quarter included a greater contribution from the commercial real estate lending segment.  During the quarter ended June 30, 2004, the commercial real estate segment provided 34% of total MBO income, as compared with 13% for the March 2004 quarter and 26% for the December 2003 quarter.

Operating Expenses

Total operating expenses were $37.1 million for the three months ended June 30, 2004, compared with $22.6 million for the three months ended June 30, 2003, an increase of 64%.  Operating expenses were $74.8 million and $44.0 million, respectively, for the six months ended June 30, 2004 and 2003, an increase of 70%.  The year-over-year increases were primarily due to increases in personnel, occupancy, and data processing expenses, as well as merger and acquisition costs associated with the recent merger.  Full-time equivalent employees have increased year-over-year by 494 to 1,552 at June 30, 2004.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, “As we anticipated, our operating efficiency ratio increased to 61.3%, compared to 56.9% in the second quarter of 2003.  However, Sterling expects the ratio to decrease because the merger and acquisition costs associated with the integration of the recent merger are expected to decrease during the second half of 2004.  Income is also anticipated to increase, as our lending personnel generate increased production.”

Performance Ratios

Return on average tangible equity was 18.9% for the three months ended June 30, 2004, compared with 19.3% for the same period in 2003.  Average tangible equity represents total shareholders’ equity reduced by goodwill and other intangible assets.  Return on average equity was 12.4% for the three months ended June 30, 2004, compared to 15.5% for the same period in 2003.  The decrease in both ratios primarily reflected higher average equity, most of which was acquired in the recent merger.  Return on average assets was 0.86% for the three months ended June 30, 2004, compared to 0.98% for the same period in 2003.  The decrease was primarily due to the addition of approximately $1.5 billion in lower-yielding assets from the recent merger and higher cost of operations.

Lending

At June 30, 2004, Sterling’s net loans receivable increased to $3.72 billion, up from $3.58 billion at March 31, 2004.  Sterling’s loan growth has been directly related to the significant increase in branch locations, market expansion and the addition of lending personnel.  Sterling’s primary strength in lending is in building customer relationships, which can lead to increased market share in loans and deposits.

Sterling set a new record with total loan originations for the quarter ended June 30, 2004, with total originations of $786.4 million compared to $658.8 million in the second quarter of 2003, an increase of 19%.  Sterling’s construction, corporate, business banking and consumer loan originations were $635.6 million, or approximately 81%, of total loans.  Additionally, as a result of a successful home equity line promotion, consumer direct lending originations were $127.8 million, more than double the level of such originations for the second quarter of 2003, with over 40% of the increase contributed by the new branches.

Credit Quality

Mr. Gilkey said, “We continued to successfully manage credit quality during the past quarter.  At June 30, 2004, total nonperforming assets decreased to $16.9 million, or 0.27% of total assets.  This compares favorably with the second quarter 2003 level of $31.4 million, or 0.77% of total assets.  The decrease in this ratio was primarily due to the sale of certain loans and the improvement in the credit quality of certain large loans in the commercial real estate and construction portfolio.”

Classified assets were $80.7 million at June 30, 2004, a decrease compared to $93.3 million at March 31, 2004, and basically flat compared to $80.5 million at June 30, 2003.  The loan delinquency ratio decreased to 0.43% of total loans, compared to 0.83% of total loans at March 31, 2004, and 1.13% of total loans at June 30, 2003.  Classified assets decreased from the March 2004 quarter primarily due to the sale of certain real estate owned properties, as well as improvements in the status of certain business banking, commercial real estate and construction loans.  While the improvement in the delinquency ratio reflects increased loan volume, it primarily reflects a lower volume of delinquent consumer and commercial real estate loans.

Sterling’s loan charge-off ratio improved slightly and remained at a very modest level.  The annualized level of charge-offs to average loans was 0.15% for the second quarter, a decrease from 0.17% at March 31, 2004, and 0.16% at June 30, 2003.

Sterling’s provision for loan losses was $3.0 million for the three months ended June 30, 2004, compared with $2.6 million for the same period in 2003.  At June 30, 2004, the loan loss allowance totaled $45.3 million and was 1.20% of total loans.  This compares with an allowance of $32.0 million, or 1.19% of total loans at June 30, 2003.

Balance Sheet and Capital Management

At June 30, 2004, Sterling’s total assets were $6.26 billion, up from the prior year’s comparable period of $4.10 billion.  Shareholders’ equity decreased $22.1 million from March 31, 2004, reflecting an increase in the unrealized loss on securities of $36.1 million, net of taxes.  Although investments are recorded at market value, the related borrowings are recorded at cost.  At June 30, 2004, the market value of borrowings increased by $21.0 million, net of income taxes, substantially mitigating the unrealized loss.  Excluding the unrealized loss component, shareholders’ equity was $439.6 million, a 3% increase from the March 31, 2004, adjusted balance of $425.5 million and due primarily to retained earnings.

Sterling’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.  As of June 30, 2004, Sterling’s book value per share had increased 19% to $18.05 from $15.15 at the same period one year ago.  Excluding the unrealized loss on securities, Sterling’s book value per share increased 28% to $19.44 at June 30, 2004, as compared to $15.21 at June 30, 2003.

Interest Rate Risk and Portfolio Position

It is widely anticipated that interest rates will increase in the near future.  Sterling anticipated this increase and has a multilevel strategy in place that is designed to protect our interest margin in such interest rate environments.  Some of the components of our strategy are: originating and retaining variable-rate consumer, business banking, construction and commercial real estate loans, which generally have higher yields than residential permanent loans; utilizing the cash flows from the asset-backed securities (“ABS”) portfolio to fund increased production of business banking, variable-rate commercial real estate, consumer and construction loans; and selling certain long-term, fixed-rate loans and investments.  Additionally, over 50% of our loan portfolio will reprice or mature over the next 12 months.

GOODWILL LITIGATION

In May 1990, Sterling sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In the Goodwill Litigation, Sterling seeks damages for, among other things, breach of contract and for deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the United States Government owed contractual obligations to Sterling with respect to its acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  Sterling is waiting for a trial date to be set to determine what amount, if any, the government must pay in damages for its breach.  The timing and ultimate outcome of the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses at levels similar to 2003 over the next one to two years.

OUTLOOK

“I am extremely pleased to report strong results for the second quarter of 2004,” said Mr. Gilkey. “Our earnings reflect significant improvements in a number of key areas that drive our performance, including core loan growth, higher revenues from our noninterest income generating businesses, continued improvement in asset quality and expense control. We are also gaining sales and earnings momentum in our new markets and achieving operating efficiencies from recent acquisitions.  I believe we are well-positioned to further improve profitability during the remainder of 2004.”

Gilkey continued, “We are proud to report that the “Perfect Fit” banking products and Hometown Helpful approach have contributed to a strong loan pipeline, a solid loan portfolio and strong liquidity and capital.  Our extensive Pacific Northwest network of branches, corporate banking centers, business banking offices and subsidiaries are all working together to contribute to our bottom line.  The core components of the organization remain strong, and we remain particularly pleased with our strategic positioning as a leader in community banking in the Pacific Northwest.”

SECOND QUARTER EARNINGS CONFERENCE CALL

Sterling will host a conference call for investors on July 26, 2004, at 11:00 a.m. Pacific Daylight Time to discuss Sterling’s financial results.  To participate in the conference call, domestic callers should dial 210-234-0002 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-1592.  The continuous replay will be offered through August 27, 2004, at 5:00 p.m. Pacific Daylight Time.

In addition, the Sterling Second Quarter 2004 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.com. To access the audio web cast presentation, click on “Investor Relations,” then click on the live audio web cast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and Montana.  Sterling’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products, through regional representatives throughout Sterling’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about: (i) the benefits of the merger between Sterling and Klamath, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; and (ii) our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.